Exhibit 99.1

News Release

Contact:

Scott Solomon

Senior Vice President

Sharon Merrill Associates

(617) 542-5300

ALOT@investorrelations.com

AstroNova Announces Financial Results for the

Second Quarter of Fiscal 2021

Second-Quarter Fiscal 2021 Summary

•	Bookings of $25.3 million

•	Backlog of $23.7 million

•	Revenue of $27.7 million

•	Operating income breakeven

•	Net income of $0.0 million, or $0.00 per diluted share

•	EBITDA of $2.3 million, or 8.4% of revenue

West Warwick, R.I. – September 9, 2020 – AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies, today announced financial results for the fiscal 2021 second quarter ended August 1, 2020.

CEO Commentary

“After a slow start to the quarter, we were pleased to see that our largest segment, Product Identification, representing nearly 80% of AstroNova revenue, made good progress adapting to the new normal by accelerating the transition to digital business practices from our traditional in-person sales and marketing approach,” said Greg Woods, AstroNova’s President and Chief Executive Officer. “This switch, combined with customer enthusiasm for our recently refreshed printer offerings, resulted in a solid pick-up in printer sales and supplies in the latter part of the quarter. Based upon our unique full-solution offerings and our well-established strong position in resilient market segments such as food & beverage, cleaning supplies and medical, we expect this growth trend to continue as we move through the second half of the year.

“In our Test & Measurement segment, the combination of the continued 737 MAX grounding and the COVID-19 pandemic further depressed revenue in the quarter,” Woods said. “We adjusted by taking significant additional actions to reduce expenses to better align this business with the current macro environment. These initiatives better position us to emerge stronger with increased profitability as the industry rebounds.

“While a full rebound in the aerospace industry is likely to take many quarters, we are starting to see some positive signs. During the second quarter our repair business started to rebound as the number of global flights increased. We believe that this momentum will continue based on the gradual but steady increase in the number of aircraft being flown. Additionally, many of the final steps required for the Boeing 737 MAX’s return to service authorization have now been completed,” continued Woods. “Meanwhile, we continue to make progress on further increasing our direct to airline market penetration, especially in the narrow-body segment. For example, we recently announced an exclusive multi-year commitment from a major North American carrier to standardize on our ToughWriter® narrow-format flight deck printers for its Boeing 737 MAX aircraft. These market share gains enhance our ability to grow at a faster rate as the industry recovers.

“Despite the impacts of the COVID-19 pandemic, our team around the globe is doing well and has continued to demonstrate an unwavering commitment to providing our customers with the highest-quality products and services,” Woods said. “Our team’s health and safety is of utmost importance and we deeply appreciate their dedication and adherence to our rigorous protection protocols, which have kept them healthy and all of our worldwide facilities fully operational.

Business Outlook

“We have taken – and will continue to take — aggressive cost-reduction actions to enable more rapid profit improvement as the market recovers. We have also strengthened our liquidity position to drive the growth of our Product Identification segment and weather the downturn in the aerospace industry. Based on the strength of Product Identification’s large and diversified global installed base, and the renewed new printer sales growth driven by our digital transformation, we expect growth in the Product Identification segment to increase beginning in the second half of the fiscal year. Additionally, we are encouraged by recent demand trends and expect to see total revenues grow sequentially in the third and fourth quarters of this fiscal year,” concluded Woods.

Liquidity Position

Early in May, AstroNova received a $4.4 million Payroll Protection Program loan under the CARES Act. Additionally, on July 30, 2020, the Company entered into an amended and restated credit facility with its current lender, providing increased available credit, reduced amortization requirements and financial covenants aligned with the current market realities. The Company believes that these two credit facilities have remedied the short-term overhang that the combined 737 MAX and COVID challenges placed on its prior credit structure. AstroNova also believes that these credit facilities, together with its cost-reductions; tactical business segment actions; the April 2020 decision by the Board of Directors to suspend the Company’s quarterly cash dividend; as well as improved quarterly cash from operations, position AstroNova to successfully navigate through the economic impacts of the COVID-19 pandemic from a liquidity perspective. On August 1, 2020, the Company had cash and cash equivalents of $11.3 million on its balance sheet plus $8 million available under its revolving credit line. During the fiscal 2021 second quarter, the Company reduced its net debt position by $4.3 million to $9.4 million.

Q2 FY 2021 Operating Segment Results

Product Identification segment revenue in the second quarter of fiscal 2021 was $21.6 million, compared with $22.1 million in the prior-year period. Segment operating income was $3.1 million, or 14.5% of revenue, compared with $2.2 million, or 10.0% of revenue, in the prior year, primarily reflecting a reduction in both manufacturing and operating costs.

Test & Measurement segment revenue in the second quarter of fiscal 2021 was $6.0 million, compared with $11.3 million in the same period of fiscal 2020, due to the continued grounding of the Boeing 737 MAX and rapid demand falloff in the aerospace industry related to COVID-19. The Test & Measurement segment recorded an operating loss of $0.4 million, or negative 6.8% of revenue, compared with segment operating income of $1.6 million, or 13.7% of revenue, in the comparable period of fiscal 2020, a direct result of declines in aerospace printer sales and adverse mix, despite lower manufacturing and operating costs.

Q2 FY 2021 Results Summary

Revenue totaled $27.7 million, compared with $33.5 million in the year-earlier period.

Gross profit was $9.8 million, or 35.4% of revenue, compared with $12.0 million, or 35.8% of revenue, in the same period of fiscal 2020. The decrease reflected lower revenue and less favorable product mix in the 2021 period, primarily in the Test & Measurement segment.

Operating expenses totaled $9.6 million, down approximately 11.4% compared with $10.8 million in the second quarter fiscal 2020, reflecting the Company’s cost-reduction actions.

Other income included foreign exchange gains from the impact of a strengthening Euro dollar and Danish Kroner on exposures in those currencies. Taxes were unfavorably impacted by discrete expenses related to foreign jurisdictions and a windfall shortfall on employee stock vestings, compounded by the effect of accounting for improvements in projected earnings for the year from the first to second quarters.

Net income was $3,000, or $0.00 per diluted share, compared with net income of $951,000, or $0.13 per diluted share, for the second quarter of fiscal 2020.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $2.3 million, compared with $2.7 million in the second quarter of fiscal 2020. EBITDA is a non-GAAP financial measure explained in greater detail below under “Use of Non-GAAP Financial Measure.” Please refer to the financial reconciliation table included in this news release for a reconciliation of EBITDA to net income for the fiscal second quarters ended August 1, 2020 and August 3, 2019.

Bookings were $25.3 million, compared with $29.1 million in the second quarter of fiscal 2020.

Backlog at August 1, 2020 was $23.7 million versus $22.3 million at the end of the fiscal 2020 second quarter.

Second-Quarter Fiscal 2021 Conference Call

AstroNova will discuss its second-quarter fiscal 2021 financial results in an investor conference call at 9:00 a.m. ET today. To participate on the conference call, please dial (800) 367-2403 (U.S. and Canada) or (334) 777-6978 (International) approximately 10 minutes prior to the start time and enter confirmation code 5364836.

You can hear a replay of the conference call from 12:00 p.m. ET Wednesday, September 9, 2020 until 12:00 p.m. ET on Wednesday, September 16, 2020 by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International). The passcode is 5364836. A real-time and an archived audio webcast of the call will be available through the “Investors” section of the AstroNova website, https://investors.astronovainc.com.

Use of Non-GAAP Financial Measure

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release contains the non-GAAP financial measure earnings before interest, taxes, depreciation and amortization (EBITDA). AstroNova believes that the inclusion of this non-GAAP financial measure helps investors gain a meaningful understanding of changes in the Company’s core operating results, and also can help investors who wish to make comparisons between AstroNova and other companies on both a GAAP and a non-GAAP basis. AstroNova’s management uses EBITDA, in addition to GAAP financial measures, as the basis for measuring its core operating performance and comparing such performance to that of prior periods and to the performance of its competitors. EBITDA also is used by the Company’s management to assist with their financial and operating decision-making.

About AstroNova

AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies since 1969, designs, manufactures, distributes, and services a broad range of products that acquire, store, analyze, and present data in multiple formats.

The Product Identification segment offers a complete line-up of labeling hardware and supplies allowing customers to mark, track, and enhance the appearance of their products. The segment is comprised of three business units: QuickLabel®, the industry leader in tabletop digital color label printing; TrojanLabel®, an innovative leader for professional label presses; and GetLabels™, the premier supplier of label materials, inks, toners, ribbons, and adhesives, all compatible with the major printer brands. Supported by AstroNova’s customer application experts and technology leadership in printing, material science, and high-speed data processing, customers benefit from an optimized, “total solution” approach.

The Test and Measurement segment includes the AstroNova Aerospace business unit, which designs and manufactures flight deck printers, networking hardware, and related accessories serving the world’s aerospace and defense industries with proven advanced airborne technology solutions for the cockpit and the cabin; and the Test and Measurement business unit, which offers a suite of products and services that acquire, record, and analyze electronic signal data from local and networked sensors.

AstroNova is a member of the Russell Microcap® Index, and the LD Micro Index (INDEXNYSEGIS: LDMICRO). Additional information is available by visiting www.astronovainc.com.

Forward-Looking Statements

Information included in this news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but rather reflect our current expectations concerning future events and results. These statements may include the use of the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “continues,” “may,” “will,” and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning the Company’s anticipated performance, the effect of the grounding of the 737 MAX, and the impact of the COVID-19 outbreak, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and factors include, but are not limited to, those factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2020 and subsequent filings AstroNova makes with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this news release.

ASTRONOVA, INC.

Condensed Consolidated Statements of Income

In Thousands Except for Per Share Data

(Unaudited)

	Three Months Ended		Six Months Ended
	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Net Revenue	$27,658	$33,468	$58,578	$69,649
Cost of Revenue	17,871	21,491	37,935	43,433
Gross Profit	9,787	11,977	20,643	26,216
	35.4%	35.8%	35.2%	37.6%
Operating Expenses:
Selling & Marketing	5,555	6,413	11,481	13,178
Research & Development	1,493	1,785	3,433	3,792
General & Administrative	2,535	2,616	4,861	5,615

	9,583	10,814	19,775	22,585
Operating Income	204	1,163	868	3,631
	0.7%	3.5%	1.5%	5.2%
Other Income (Expense), Net	328	(183)	(23)	(550)

Income Before Taxes	532	980	845	3,081
Income Tax Provision	529	29	411	429

Net Income	$3	$951	$434	$2,652

Net Income per Common Share—Basic	$0.00	$0.14	$0.06	$0.38

Net Income per Common Share—Diluted	$0.00	$0.13	$0.06	$0.36

Weighted Average Number of Common Shares—Basic	7,105	7,021	7,089	6,996
Weighted Average Number of Common Shares —Diluted	7,123	7,371	7,114	7,310

ASTRONOVA, INC.

Balance Sheet

In Thousands

(Unaudited)

	August 1, 2020	January 31, 2020
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$11,235	$4,249
Accounts Receivable, net	14,816	19,784
Inventories, net	32,368	33,925
Prepaid Expenses and Other Current Assets	2,899	2,193

Total Current Assets	61,318	60,151
PROPERTY, PLANT AND EQUIPMENT	49,371	48,046
Less Accumulated Depreciation	(37,905)	(36,778)

Property, Plant and Equipment, net	11,466	11,268
OTHER ASSETS
Intangible Assets, net	23,436	25,383
Goodwill	12,552	12,034
Deferred Tax Assets	5,103	5,079
Right of Use Asset	1,541	1,661
Other Assets	1,063	1,088

TOTAL ASSETS	$116,479	$116,664

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$5,127	$4,409
Accrued Compensation	2,575	2,700
Other Liabilities and Accrued Expenses	3,637	4,711
Current Portion of Long-Term Debt	4,392	5,208
Revolving Credit Facility	2,000	6,500
Current Portion of Royalty Obligation	2,000	2,000
Current Liability – Excess Royalty Payment Due	147	773
Deferred Revenue	351	466

Total Current Liabilities	20,229	26,767
NON CURRENT LIABILITIES
Long-Term Debt, net of current portion	9,859	7,715
Royalty Obligation, net of current portion	7,087	8,012
Long-Term Debt—PPP Loan	4,422	—
Lease Liability, net of current portion	1,191	1,279
Other Long-Term Liabilities	652	1,081
Deferred Tax Liabilities	482	435

TOTAL LIABILITIES	43,922	45,289
SHAREHOLDERS’ EQUITY
Common Stock	520	517
Additional Paid-in Capital	57,284	56,130
Retained Earnings	49,236	49,298
Treasury Stock	(33,568)	(33,477)
Accumulated Other Comprehensive Loss, net of tax	(915)	(1,093)

TOTAL SHAREHOLDERS’ EQUITY	72,557	71,375

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$116,479	$116,664

ASTRONOVA, INC.

Revenue and Segment Operating Profit

In Thousands

(Unaudited)

	Three Months Ended				Six Months Ended
	Revenue		Segment Operating Profit (Loss)		Revenue		Segment Operating Profit (Loss)
	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Product Identification	$21,629	$22,144	$3,146	$2,224	$44,009	$45,735	$6,292	$5,110
T&M	6,029	11,324	(407)	1,555	14,569	23,914	(563)	4,136

Total	$27,658	$33,468	2,739	3,779	$58,578	$69,649	5,729	9,246

Corporate Expenses			2,535	2,616			4,861	5,615

Operating Income			204	1,163			868	3,631
Other (Income) Expense, Net			328	(183)			(23)	(550)

Income Before Income Taxes			532	980			845	3,081
Income Tax Provision			529	29			411	429

Net Income			$3	$951			$434	$2,652

ASTRONOVA, INC.

Reconciliation of Net Income to EBITDA

(In Thousands)

(Unaudited)

	Three Months Ended
	August 1, 2020	August 3, 2019
Net Income	$3	$951
Interest Income	(36)	(36)
Interest Expense	259	212
Income Tax Expense	529	29
Depreciation/Amortization	1,565	1,559

EBITDA	$2,320	$2,715